Exhibit 99.1

For Immediate Release	Contact:

Fitzhugh Taylor
203-682-8261
fitzhugh.taylor@icrinc.com

Ruth’s Hospitality Group, Inc. Announces Election of Giannella Alvarez

to the Company’s Board of Directors

WINTER PARK, Florida--(BUSINESS WIRE)— February 2, 2016--Ruth's Hospitality Group, Inc. (Nasdaq: RUTH) announced today that Giannella Alvarez has been elected to serve as an independent member of the Board of Directors effective February 2, 2016. With her election, the Board is now comprised of seven members, six of whom are independent. Ms. Alvarez will stand for election by vote of the shareholders at the next annual meeting.

Ms. Alvarez has had a career in U.S. and international consumer products goods with premier brands and companies for more than 25 years. She currently serves as Chief Executive Officer of Harmless Harvest, manufacturer of Harmless Coconut® Water. Ms. Alvarez is a Director on the Board at Domtar Corporation (NYSE: UFS).

“Giannella brings with her a wealth of experience in marketing, management, and leadership and we are delighted to welcome her to our board of directors” said Michael O’Donnell, Chairman & CEO of Ruth’s Hospitality Group.

INFO:

Giannella Alvarez became CEO of Harmless Harvest, a progressive organic food and beverage initiative headquartered in San Francisco, California in 2015. Previously, Ms. Alvarez served as Executive Vice President and General Manager responsible for the $2.4 billion Pet Business Unit at Del Monte Foods, reporting to the Chief Executive Officer from 2013 to 2014. In 2014 the Del Monte’s Consumer business unit was spun-off and the pet business became Big Heart Brands, which was sold to The J.M. Smucker Company in March 2015.

Prior to this, Ms. Alvarez served as Group President and Chief Executive Officer for Barilla Americas, a division of Barilla S.p.A., a privately-held global food and beverages company headquartered in Parma, Italy. Ms. Alvarez was responsible for the P&L across North, Central, and South American operations and also served as Chairman of the Board for Barilla America, Inc. and for Barilla Canada between 2011 and 2013. She was responsible for the turnaround of the Barilla business in the United States, for entering the prepared meals category with Barilla Ready Meals and supporting the launch of new Academia Barilla restaurants in the United States.

From 2006 to 2010, Alvarez excelled as the Global Vice President & General Manager for the Active Lifestyle portfolio at The Coca-Cola Company (NYSE: KO), where she co-led the acquisition, as well as led the global expansion of Vitaminwater and Smartwater into 25 countries. At Coca Cola, she was also Global Vice President for the Hydration, Sports, Energy, and New Beverages businesses, which included Dasani, Powerade, Aquarius, and Burn, among others. Earlier in her career, Alvarez held many executive leadership roles at Kimberly Clark Corporation (NYSE: KMB) and Proctor & Gamble (NYSE: PG) in general management, marketing, innovation and finance.

Ms. Alvarez is a Member of the International Women’s Forum (IWF) Northern California Chapter. She is also a Member of the Women Corporate Directors (WCD) in Northern California. Ms. Alvarez has served on the board for the not-for-profit organizations Water.org, Hands on Atlanta and First Robotics National Championship in the Georgia Advisory Board. She is a graduate of the Universidad de Simon Bolivar in Caracas, Venezuela with a degree in Chemical Engineering.